EXHIBIT 4.7

Dévelopment économique Canada pour les regions du Québec Tour de la Bourse 800, square Victoria Bureau 3800, C.P. 247 Montréal (Québec) H4Z 1E8	Canada Economic Development for Quebec Regions Tour de la Bourse 800 Victoria Square Suite 3800, P.O. Box 247 Montreal, Quebec H4Z 1E8	RSI Project No.: H31200037

September 12th, 2001

McKenzie Bay Resources Ltd.
143, Windsor Avenue
London (Quebec) N6C 2A1

Attention: Mr. Donald Murphy, President

Subject:	Repayable contribution under the Regional Strategic Initiatives Program (RSI)

Dear Sir:

The Government of Canada, represented by the Minister responsible for the Economic Development Agency of Canada for Quebec Regions (the Minister), hereby offers McKenzie Bay Resources Ltd. (the client), a corporation duly established by the Business Corporations Act of Ontario, a repayable contribution under the Regional Strategic Initiatives Program, for the project described in Appendix A.

1.	Agreement

1.1

The present letter of offer, including Appendices A, B, C and D, constitutes an agreement legally binding the parties effective upon the Minister receiving an original copy duly signed by the client. It shall expire twenty-four months after the project completion date, except when the contribution is repayable, when it shall expire upon the last repayment.

1.2	The client undertakes to carry out the project in compliance with this agreement and to take all necessary steps to complete it successfully.

Canada

RSI:  H31200037

2.	Project schedule

2.1	The client shall begin the project no later than October 1, 2001 and complete it no later than June 30, 2002.

3.	Contribution

3.1

Subject to the other provisions of this agreement, the Minister agrees to pay the client a contribution equal to the lesser of $500,000 and 63,0% of the approved costs. The Minister will not contribute to any costs incurred by the client prior to May 1st, 2001.

3.2	The amount paid by the Minister on account of the Contribution shall not exceed:

.1	$100 000 in the Government of Canada's fiscal year 2001/2002;

.2	$400 000 in the Government of Canada's fiscal year 2002/2003;

no amount shall be paid in a fiscal year other than those set out above.

3.3	Notwithstanding paragraph 3.2, the Minister may:

.1	carry backward to the previous fiscal year any portion of the allocation not exceeding 15% of the budget amount for the first fiscal year set out in paragraph 3.2;

.2

carry forward an unused portion not exceeding 15% of the allocation for any fiscal year set out in paragraph 3.2 to increase by an equivalent amount the allocation for the next fiscal year set out in paragraph 3.2;

.3

increase the amount of the allocation to be paid for any fiscal year set out in paragraph 3.2 by an amount not exceeding 15% of the budget amount and make a corresponding reduction of the allocation for the next fiscal year set out in paragraph 3.2; and

.4	carry forward to the subsequent fiscal year an unused portion of the contribution, not exceeding 15% of the budget amount for the last fiscal year set out in paragraph 3.2.

RSI:  H31200037

4.	Payment of the contribution

4.1

Any payment of contribution is conditional upon the client submitting a documented claim satisfactory to the Minister as well as upon the provision of any information the Minister may request. The Minister shall pay the contribution for approved costs no more than once every quarter.

4.2	The Minister may consent to making a payment related to costs not yet incurred by the client if, in his opinion, such payment is necessary to the realization of the project.

4.3	Payments made prior to the project being completed must not exceed 90% of the contribution offered.

4.4

The client shall submit his final claim to the Minister within three months of completion of the project, together with a complete report on the project including an external accountant's review engagement report on the costs claimed, completed by a member of a professional association (CA, CGA, CMA). The last-mentioned report can also be required during the realization of the project.

4.5	When he is satisfied with the project as completed and the client has shown that the approved costs have been paid, the Minister shall make the last payment of the contribution.

4.6	The Minister may, at the request of the client, make payments to the joint order of the client and the consultant.

4.7

If, at any time, the Minister determines that the client has received an overpayment, been paid for amounts not incurred or on the basis of ineligible costs, he can ask the client to repay these amounts. The amounts will be immediately due and payable and will constitute claims against the client by the Crown.

5.	Regular fixed repayment of the contribution

5.1	The client shall repay the contribution in scheduled payments of $250 000.

5.2	The first instalment is due and payable 24 months after the completion date of the project, the first day of the month.

RSI:  H31200037

5.3	The client shall pay interest on overdue instalments as per the regulations pursuant to the Financial Administration Act.

5.4	The client shall provide the Minister with his complete financial statements for each fiscal year ending during the term of this agreement, within 90 days after the end of such fiscal year.

6.	Other government assistance

6.1	The client has requested, received, or will receive, the following financial assistance, in addition to that provided for in this agreement:

.1	Ministère des Ressources naturelles du Québec	900 000 $
_______
	Total	900 000 $

6.2

The client undertakes to disclose without delay any other assistance requested or received for the purposes of the project as well as any other government assistance requested or received by an affiliated company for a similar project. The client recognizes that the Minister may reduce the contribution by the additional assistance granted or received.

7.	Disclosure and announcements

7.1

The client agrees to the Minister disclosing in any manner the data contained in Appendix C. The client shall make no public announcement of same in the 90 days following the execution of this agreement without the prior written consent of the Minister.

7.2	The Minister shall notify the client in writing of the date he may want to make a public announcement, and the client shall keep this agreement confidential until such announcement.

7.3

The client shall notify the Minister in writing at least 14 days in advance of any official ceremony he plans to organize with respect to the project. The client consents to the Minister or his representatives taking part in such ceremony.

7.4	The client shall comply with the visibility protocol found in Appendix D.

RSI:  H31200037

8.	Notices

8.1	Any notice, information or document that must be transmitted under this agreement shall be delivered personally, mailed, or sent by e-mail, telex or fax.

8.2	Any notice, information and document shall be sent to the following addresses:

.1	to the Minister Canada Economic Development for Quebec Regions Tour de la Bourse 800, Victoria Square Suite 3800, P.O. Box 247 Montréal (Quebec) H4Z 1E8

To the attention of Daniel Ricard, Regional Director, Northern Quebec

.2	to the client at the address appearing at the beginning of the letter.

9.	Other conditions

9.1	Appendix B contains other conditions applicable to this agreement.

9.2	Upon request, and for the entire duration of the agreement, the client agrees to declare to the Minister:

.1	any amount payable to the Government of Canada in compliance with Canadian law and contribution agreements;

.2	any amount owed to the client by the Government of Canada in compliance with Canadian law and contribution agreements;

9.3	In addition, the client recognizes that the amounts owed to him by the Government of Canada may be offset by amounts payable to the government of Canada.

9.4

Please return a signed original of this document and keep the other original for your files. This offer shall become null and void if not received by the undersigned duly signed by the client within 60 days from the date it is sent.

RSI:  H31200037

SPECIAL CONDITIONS

9.5	The client shall allow a representative of the Minister to seat on the follow-up committee of the project.

9.6	The client shall provide the Minister with a copy of the agreements concluded with the other financial partners of the project.

9.7	The client shall provide the Minister with 2 copies of the study.

          For further information, please contact Bruno Di Piazza, or the undersigned, at 1-800-561-0633.

Yours truly, /s/ Daniel Ricard Regional Director Northern Quebec

Enclosures

Appendix A	Project description
Appendix B	Other conditions
Appendix C	Project fact sheet
Appendix D	Visibility protocol

This offer and enclosed appendices A, B, C and D are accepted on

____________________________ 20___.

McKenzie Bay Resources Ltd.

which is represented by:

Name	Title	Signature

who declares being duly authorized to act.

APPENDIX "A"

McKenzie Bay Resources Ltd.

RSI Project number: H31200037

PROJECT DESCRIPTION

PURPOSE AND OBJECTIVE OF PROJECT

The project consists of undertaking a feasibility study of the Vanadium deposit situated at Lac Doré, North of Chibougamau. The deposit is considered as being the largest in North American and the second largest in the world after the one situated in the Bushveld Region of South Africa. The study will validate, among other things, the economic potential of extracting standard quality Vanadium used in the industrial sector and for the production of fuel cells.

COST ESTIMATE	($)

	Total	Non-eligible costs	Eligible costs
			Non- authorized	Authorized
COSTS OF PHASES I AND II

A. Preliminary phase:

   1. Professional fees (1600 hours x $95/hour):
      - review and site visit (200 hours)
      - Define exploration campaign and
         metallurgical test work (200 hours)
      - Follow-up on exploration campaign of 4
         months (200 hours)
      - Follow-up based on a 6 month testwork
         program (1000 hours)

	19,000 19,000 19,000 95,000			19,000 19,000 19,000 95,000
2. Travel and communication	25,000			25,000

B. Feasibility Phase:
   1. Professional fees (6900 hours):
      - geological and reserves (200 hrs x $80/hr)
      - mine planning (600 hrs x $80/hr)
      - concentrator (1500 hrs x $85/hr)
      - refinery (2000 hrs x $85/hr)
      - infrastructure (600 hrs x $75/hr)
      - tailings (1300 hrs x $75/hr)
      - coordination with Entraco
         (150 hrs x $80/hr)
      - estimate: capital and operating cost
         (300 hrs x $70/hr)
      - planning (100 hrs x $70/hr)
      - financial analysis (150 hrs x $90/hr)
   2. Travel and communication

	16,000 48,000 127,500 170,000 45,000 97,500 12,000 21,000 7,000 13,500 55,000			16,000 48,000 127,500 170,000 45,000 97,500 12,000 21,000 7,000 13,500 55,000

	Total	Non-eligible costs	Eligible costs
			Non- authorized	Authorized

OTHER COSTS

- Exploration campaign
- Geotechnical studies
- Data collection and site surveying
- Tailings characterization
- Testwork for concentrator
-Testwork for S.A.G.
- Testwork for roasting excluding plasma furnace
-Testwork refinery
- Marketing study
- Environmental study
- Permitting
- Liaison with Cree authorities

	600,000 100,000 50,000 10,000 100,000 50,000 120,000 300,000 100,000 300,000 50,000 50,000	600,000 100,000 50,000 50,000	50,000 10,000 100,000 50,000 120,000 300,000 100,000 300,000	0 0 0 0 0 0 0 0 0 0 0 0

MISCELLANEOUS Totals	180,500 2,800,000	180,500 980,500	1,030,000	0 789,500

Authorized eligible costs:				$789,500

Non-authorized eligible costs:				$1,030,000

Non-eligible costs:				$980,500
TOTAL PROJECT COSTS				$2,800,000

N.B.	-	Authorized costs exclude the Goods and Services Tax (GST) and Quebec Sales Tax (QST), which qualify for refunds or tax credits on input.

	-	Fees for a consultant who has a non-arm's-length relationship with the client are not eligible.

APPENDIX "B"

McKenzie Bay Resources Ltd.

RSI Project No: H31200037

OTHER CONDITIONS

1.	Definitions

1.1	The eligible costs are described or listed in Appendix A.

1.2	"Approved costs" means the eligible costs incurred by the client and billed, and which the Minister approves for purposes of disbursement of the contribution.

1.3	"Government of Canada" means Her Majesty the Queen in right of Canada.

2.	Undertakings of the client

2.1	The client undertakes:

.1

To advise the Minister without delay of all facts and events and to undertake no actions likely to change any constituent elements, to compromise the project's chances of success or to modify its nature, scope, schedule or costs.

.2

Not to sell or otherwise dispose of, prior to the project end date, property acquired under the project by means of the contribution, except with the prior approval of the Minister or through a sale or other type of disposition that is part of the normal activities of the enterprise.

.3

To disclose to the minister promptly the existence of any non-arm's-length relationship with any supplier of goods or services to the project. A client is deemed not to be at arm's length when he or one of his partners, shareholders, directors, officers or employees, holds, directly or indirectly, an interest in a supplier.

.4	To comply with all acts, regulations and ordinances applicable to the project and the activities ensuing therefrom, particularly with regard to environmental considerations.

3.	Files and information

3.1	The client shall provide the Minister with any information related to the project which he might request, promptly, free of charge, and in the form requested.

3.2	The client shall keep records, files, books of account and other documents until the expiry of this agreement.

3.3	The client shall, free of charge and at all times, provide the Minister with access to his premises, records, files, accounting books and documents, wherever they may be, for the purposes of any examination. The client shall provide, free of charge, copies of any documents requested by the Minister.

4.	Default and recourse

4.1	The following events shall constitute default:

.1

the client commits an act of bankruptcy, seeks protection under the Bankruptcy and Insolvency Act, is put in receivership or an order is made against him under the Companies' Creditors Arrangement Act, Chapter C-36;

.2	an order is made or a resolution passed for the winding-up or dissolution of the client;

.3	the client has ceased activities related to the project or his activities in Quebec;

.4	the client has, directly or through his representatives, made a false statement to the minister;

.5	the client has breached any provision of this agreement;

.6	the client makes unauthorized determinant contractual commitments prior to the commitment date provided in section 3.1 of the letter of offer;

.7	the client does not comply with the repayment terms of the contribution.

4.2	In the event of default, or if, in the Minister's opinion, default is likely to occur, the Minister may, upon notice, separately or cumulatively, and without prejudice to any other right:

.1	terminate this agreement, reduce the contribution, suspend its payment for an indefinite period, and demand immediate repayment with interest of the contribution paid;

.2

require all guarantees and security he deems appropriate to guarantee current or potential claims, and require the client to agree to execute all documents to this effect at its expense within 30 days of the request.

5.	Quebec and Canadian goods and services

5.1

In purchasing goods and services required for the undertaking of the project, the client shall use Quebec and Canadian carriers, service providers, goods manufacturers and sub-contractors, insofar as they are available and competitive.

6.	Responsibility

6.1

The client shall indemnify and save harmless the Government of Canada from and against any and all claim, demand or action made by a third party against it or any Government of Canada employee for loss, damage, cost, injury or expense related or unrelated to the project.

6.2

The Government of Canada shall not be held responsible to the client for any claim, legal proceeding, demand or action made by a third party with regard to contracts signed by the client for loans, rental, capital lease or any other contract related or unrelated to the project for which the contribution is granted.

7.	Miscellaneous

7.1	No member of the House of Commons or senator shall be permitted to take part in this agreement or to benefit therefrom.

7.2

The client confirms that no former holder of public office in the Government of Canada derives directly or indirectly any benefit from this agreement and that, should this be the case, such former holder has complied with the provisions of the Conflict of interest and post-employment code for the Public Service.

7.3	This agreement and the contribution are unassignable.

7.4

The parties agree that this contribution does not constitute an association for the creation of a corporation or joint venture or agency relationship between them for any purpose whatever. The client therefore agrees not to present itself as an agency or representative of the Government of Canada.

7.5	Any instalment payable under this agreement is conditional upon the allocation of funds by Parliament for the fiscal year in which the instalment must be paid.

7.6	The client agrees:

.1

to disclose to the Minister the name of any individual or organization it uses as a lobbyist and to ensure that this individual or organization understands and complies with the Lobbyist Registration Act;

.2	not to claim costs related to lobbying.

7.7	The parties shall, if they so agree, refer disputes arising hereunder to arbitration under the Commercial Arbitration Act.

7.8	The parties agree that this agreement be drafted in English only. Les parties conviennent que cette entente soit rédigée en anglais seulement.

7.9	This agreement is subject to and shall be construed in accordance with the law applicable in the province of Quebec.

APPENDIX "C"

INFORMATION SHEET ON THE PROJECT
FOR THE MINISTER AND TIIE PRESS RELEASE

Program: RSI	Project number: H31200037

Client's name and address McKenzie Bay Resources Ltd. 143, Windsor Avenue London (Ontario) N6C 2A1	Resource person Name: Donald Murphy Title: President Telephone: 519-439-9392 Fax: 519-439-6426
Project location Chibougamau	Federal riding Roberval

Project description
The project consists of undertaking a feasibility study of the Vanadium deposit situated at Lac Doré, North of Chibougamau. The deposit is considered as being the largest in North America and the second largest in the world after the one situated in the Bushveld Region of South Africa. The study will validate, among other things, the economic potential of extracting standard quality Vanadium and used in the industrial sector and for the production of fuel cells.

Total project costs $2,800,000
Authorized assistance Repayable contribution: $789,500 x 63,0% = $500,000 (maximum)

Potential economic impacts including effect on jobs
Positive results emanating from the feasibility study can lead to the commercial extraction of Vanadium and to the creation of direct and indirect jobs for the sector of Chibougamau. This will also help to open a new industrial sector for Canada.

Project ultimate starting date October 1st, 2001	Project ultimate completion date June 30, 2002
Date of offer 12 SEP. 2001	Date on which the agreement came into force
Office: Northern Quebec	Advisor: Bruno Di Piazza

APPENDIX "D"

McKenzie Bay Resources Ltd.

RSI Project number: H31200037

VISIBILITY PROTOCOL

The McKenzie Bay Resources Ltd. agrees to:

1.	Invite the Minister responsible for Canada Economic Development or his designated representatives to the press conference announcing the project and the financial contribution of the government.

2.

Mention Canada Economic Development (name and logo) in promotional, publicity and public relations activities related to the project. A caption should be created to reflect the importance of the contribution. For example: primary partner.

3.	Invite Canada Economic Development representatives to public activities related to the project and mention the co-operation of Canada Economic Development at these events.

4.

Include Canada Economic Development's logo and provide space for publicity in all promotional products and publications. The logo shown with the contribution (or sponsorship) includes: Canada Economic Development's departmental signature and the Canada wordmark.

5.	Use the Government of Canada protocol in public ceremonies.

6.	Get Canada Economic Development's approval for a detailed visibility plan, including the presence of Canada Economic Development in each of the communications vehicles for the project or event.